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Exhibit 23(b)

        November 12, 2003

Science Applications International Corporation
10260 Campus Point Drive
San Diego, California 92121

Gentlemen:

        I hereby consent to the use of my name in the Registration Statement under the caption "Validity of the New Notes." In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ DOUGLAS E. SCOTT
Douglas E. Scott Senior Vice President, General Counsel and Secretary

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  Exhibit 23(b)